Exhibit 10.60

[Execution]

AMENDMENT NO. 18 TO AMENDED AND RESTATED LOAN AGREEMENT

This AMENDMENT NO. 18 TO AMENDED AND RESTATED LOAN AGREEMENT (this “Amendment”), dated as of March 10, 2010, is entered into by and among Wise Alloys LLC, a Delaware limited liability company (“Alloys”), Wise Recycling, LLC, a Maryland limited liability company (“Recycling” and together with Alloys, each individually a “Borrower” and collectively, “Borrowers”), Wise Metals Group LLC, a Delaware limited liability company (“Group”), Wise Alloys Finance Corporation, a Delaware corporation (“Finance”), Listerhill Total Maintenance Center LLC, a Delaware limited liability company (“Listerhill”), Wise Warehousing, LLC, a Delaware limited liability company (“Warehousing”), Wise Recycling Texas, LLC, a Delaware limited liability company (“Recycling Texas”), Wise Recycling West, LLC, a Delaware limited liability company (“Recycling West” and together with Group, Finance, Listerhill, Warehousing and Recycling Texas, each individually a “Guarantor” and collectively, “Guarantors”), the lenders from time to time party thereto, and Wachovia Bank, National Association, successor by merger to Congress Financial Corporation, in its capacity as administrative agent (in such capacity, “Agent”) for Lenders (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, Agent and the financial institutions from time to time parties to the Loan Agreement (as hereinafter defined) as lenders (each individually, a “Lender” and collectively, “Lenders”) have entered into financing arrangements with Borrowers pursuant to which Agent and Lenders have made and provided and hereafter may make and provide, upon certain terms and conditions, loans and advances and other financial accommodations to Borrowers as set forth in the Amended and Restated Loan Agreement, dated May 5, 2004, by and among Agent, Lenders, Borrowers and Guarantors, as amended by Amendment No. 1 to Amended and Restated Loan Agreement, dated as of June 30, 2004, Amendment No. 2 to Amended and Restated Loan Agreement, dated as of November 10, 2004, Amendment No. 3 and Waiver to Amended and Restated Loan Agreement, dated as of March 21, 2005, Amendment No. 4 to Amended and Restated Loan Agreement, dated as of October 31, 2005, Amendment No. 5 to Amended and Restated Loan Agreement, dated as of March 3, 2006, Amendment No. 6 to Amended and Restated Loan Agreement, dated as of March 31, 2006, Amendment No. 7 to Amended and Restated Loan Agreement, dated as of April 28, 2006, Amendment No. 8 to Amended and Restated Loan Agreement, dated as of June 12, 2006, Amendment No. 9 and Waiver to Amended and Restated Loan Agreement, dated as of August 4, 2006, Amendment No. 10 to Amended and Restated Loan Agreement, dated as of December 31, 2006, Amendment No. 11 to Amended and Restated Loan Agreement, dated as of July 31, 2007, Amendment No. 12 to Amended and Restated Loan Agreement, dated as of February 25, 2008, Amendment No. 13 and Waiver to Amended and Restated Loan Agreement, dated as of April 25, 2008, Amendment No. 14 to Amended and Restated Loan Agreement, dated as of October 8, 2008, Amendment No. 15 to Amended and Restated Loan Agreement, dated as of December 17, 2008, Amendment No. 16 and Waiver to Amended and Restated Loan Agreement, dated as of April 30, 2009, and Amendment No. 17 to Amended and Restated Loan Agreement, dated as of February 12, 2010 (as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the other agreements, documents and instruments referred to therein or any time executed and/or delivered in connection therewith or related thereto, including this Amendment (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, Borrowers have requested that Agent and Lenders agree to make certain amendments to the Loan Agreement, and Agent and Lenders are willing to agree to such amendments, subject to the terms and conditions contained herein; and

WHEREAS, the parties hereto desire to enter into this Amendment to evidence and effectuate such amendments, subject to the terms and conditions and to the extent set forth herein;

NOW, THEREFORE, in consideration of the premises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) Interpretation. Capitalized terms used herein which are not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

(b) Additional Definitions. As used herein, the following terms shall have the meanings given to them below and the Loan Agreement shall be deemed and is hereby amended to include, in addition and not in limitation, the following definitions:

(i) “Amendment No. 18” shall mean Amendment No. 18 to Amended and Restated Loan Agreement, dated as of March 10, 2010, among Agent, Lenders, Borrowers and Guarantors, as the same now exists and may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(ii) “Amendment No. 18 Effective Date” shall mean the first date on which all of the conditions precedent to the effectiveness of Amendment No. 18 shall have been satisfied or shall have been waived by Agent.

(iii) “Fixed Charge Coverage Ratio” shall mean, with respect to any period, the ratio of (a) the amount equal to EBITDA of any Person and its Subsidiaries, on a consolidated basis, for such period, to (b) the Fixed Charges of such Person and its Subsidiaries, on a consolidated basis, for such period.

(iv) “Fixed Charges” shall mean, as to any Person, with respect to any period, the sum of, without duplication, (a) all Interest Expense paid in cash during such period, plus (b) all Capital Expenditures during such period (other than Capital Expenditures made with the proceeds of Indebtedness permitted for such purpose hereunder), plus (c) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness for borrowed money during such period (excluding payments in respect of Revolving Loans which do not result in a permanent reduction of the Maximum Credit) and Indebtedness with respect to Capital Leases during such period (and without duplicating in items (a) and (b) of this definition, the interest component with respect to Indebtedness under Capital Leases), plus (d) the Provision for Taxes to the extent actually paid in cash during such period, plus (e) dividends and other distributions and repurchases and redemptions in respect of Capital Stock paid during such period, plus (f) cash costs paid under any Hedge Agreement during such period (to the extent not reflected in the calculation of Consolidated Net Income), plus (g) all capital contributions or other investments paid or made by any Borrower or Guarantor to ASAP permitted by Section 9.10(k)(i) hereof.

(v) “Provision for Taxes” shall mean an amount equal to all taxes imposed on or determined in respect of net income, whether Federal, State, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

(c) Amendments to Definitions.

(i) Applicable Margin. The definition of “Applicable Margin” in Section 1.10 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“1.10 ‘Applicable Margin’ shall mean, at any time (a) as to the Interest Rate for Prime Rate Loans, two and one-half (2.50%) percent per annum, and (b) as to the Interest Rate for Eurodollar Rate Loans, (i) for the period from the Amendment No. 18 Effective Date through and including June 30, 2010, five (5%) percent per annum, (ii) for the period from July 1, 2010 through and including December 31, 2010, five and one-quarter (5.25%) percent per annum, and (iii) from and after January 1, 2011, five and one-half (5.50%) percent per annum; provided, that, if the Fixed Charge Coverage Ratio of Group and its Subsidiaries (on a consolidated basis) for the twelve (12) fiscal months ending on or about December 31, 2010 (as demonstrated in the audited financial statements of Group and its Subsidiaries for such period delivered to Agent in accordance with Section 9.6(a) hereof) is equal to or greater than 1.10: 1.0, then the Applicable Margin as to the Interest Rate for Eurodollar Rate Loans shall be reduced to a rate of five and one-quarter (5.25%) percent per annum as of the date of the receipt by Agent of such financial statements. The foregoing shall not be construed to limit the rights of Agent and Lenders with respect to the amount of interest payable after a Default or Event of Default.”

(ii) Eurodollar Rate. The definition of “Eurodollar Rate” in Section 1.50 of the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“1.50 ‘Eurodollar Rate’ shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth ( 1/16) of one (1%) percent) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by a Borrower or Administrative Borrower on behalf of such Borrower and approved by Agent) on or about 9:00 a.m. (New York time) on the first Business Day of each month with respect to any Interest Period of one (1) month’s duration or two (2) Business Days prior to the commencement of any Interest Period of two (2), three (3) or six (6) months’ duration, in each case in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to such Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by a Borrower.”

(iii) Special Availability Reserve. The definition of “Special Availability Reserve” in the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Special Availability Reserve’ shall mean the special Reserve established by Agent reducing the amount of Loans and Letter of Credit Accommodations which would otherwise be available to Borrowers in the amount of:

Period	Amount
Amendment No. 18 Effective Date through and including May 2, 2010	$5,000,000
May 3, 2010 through and including May 9, 2010	$5,250,000
May 10, 2010 through and including March 16, 2010	$5,500,000
May 17, 2010 through and including May 23, 2010	$5,750,000
May 24, 2010 through and including May 30, 2010	$6,000,000
May 31, 2010 through and including June 6, 2010	$6,250,000
June 7, 2010 through and including June 13, 2010	$6,500,000
June 14, 2010 through and including June 20, 2010	$6,750,000
June 21, 2010 through and including July 18, 2010	$7,000,000
July 19, 2010 through and including August 15, 2010	$8,000,000
August 16, 2010 through and including September 12, 2010	$9,000,000
From and after September 13, 2010	$10,000,000”

(iv) Tranche A Loan Limit. The definition of “Tranche A Loan Limit” in the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Tranche A Loan Limit’ shall mean, as to each Borrower, the amount equal to $156,000,000, minus the then outstanding principal amount of the Tranche A Loans and Letter of Credit Accommodations provided to the other Borrowers.”

(v) Tranche C Lenders. The definition of “Tranche C Lenders” in the Loan Agreement is hereby amended by deleting such definition in its entirety and replacing it with the following:

“ ‘Tranche C Lender’ shall mean, each Lender having a Tranche C Commitment or all or a portion of the Tranche C Loan owing to it; sometimes being referred to herein collectively as the “Tranche C Lenders”; provided, that, (a) each Tranche C Lender shall, and shall agree in writing that it shall, have no right whatsoever (1) to consent to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any of the other Financing Agreements, except as set forth in Sections 11.3(a)(i), (ii), (iv), (v), (vi), (vii) and (viii) hereof, (2) to vote on any other matter related to this Agreement or any of the other Financing Agreements, except as set forth in Sections 11.3(a)(i), (ii), (iv), (v), (vi), (vii) and (viii) hereof, (3) to require Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement, any of the other Financing Agreements or the Collateral, and (b) if any Tranche C Lender is Ball Metal Beverage Container Corp., one of its Affiliates, any other account debtor or customer of Borrowers, or any Equity Affiliated Lender, such Tranche C Lender shall, and shall agree in writing that it shall, have no right whatsoever to attend any meeting with Agent or any Lender or receive any information from Agent or any Lender to the extent that Agent reasonably and in good faith determines that the attendance by such Tranche C Lender at such meeting or the receipt of such information by such Tranche C Lender either (i) could reasonably be expected to represent a conflict of interest between such Tranche C Lender in its capacity as a Lender and in its capacity as an account debtor or customer of Borrowers or an Affiliate of any Borrower, Guarantor or Permitted Holder or (ii) could reasonably be expected to be adverse in any material respect to the interests of Agent or any Lender (other than such Tranche C Lender) or confer an unfair advantage in any material respect to such Tranche C Lender in its capacity as an account debtor or customer of Borrowers or an Affiliate of any Borrower, Guarantor or Permitted Holder.”

2. Interest.

(a) Section 3.1(b) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(b) Each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period or, with the consent of Agent and all Tranche A Lenders, may request that Prime Rate Loans be converted to Eurodollar Rate Loans. Such request from a Borrower (or Administrative Borrower on behalf of such Borrower) shall specify the amount of the Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from a Borrower (or Administrative Borrower on behalf of such Borrower), such Eurodollar Rate Loans shall be made or such Eurodollar Rate Loans shall continue or Prime Rate Loans shall be converted to Eurodollar Rate Loans, as the case may be, provided, that, (i) the Interest Period in respect of such Eurodollar Rate Loans shall be no longer than one (1) month’s duration if a Default or Event of Default shall exist or have occurred and be continuing on the date of any such request, (ii) the Interest Period in respect of such Eurodollar Rate Loans shall be no longer than one (1) month’s duration if any party hereto shall have sent a notice of termination of this Agreement, (iii) such Borrower (or Administrative Borrower on behalf of such Borrower) shall have complied with such customary procedures as are established by Agent and specified by Agent to Administrative Borrower from time to time for requests by Borrowers for Eurodollar Rate Loans, (iv) no more than four (4) Interest Periods in excess of one (1) month’s duration may be in effect at any one time, (v) the aggregate amount of Eurodollar Rate Loans having an Interest Period in excess of one (1) month’s duration must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, (vi) Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by such Borrower, and (vii) no Prime Rate Loans shall be converted to Eurodollar Rate Loans without the prior written consent of Agent and all Tranche A Lenders. Any request by or on behalf of a Borrower for Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans. Notwithstanding anything to the contrary contained herein, effective as of the Amendment No. 18 Effective Date, (x) Borrowers shall not request and Lenders shall not make any Prime Rate

Loans, except as Agent and all Tranche A Lenders shall otherwise agree, and (y) Borrowers shall not request that any Eurodollar Rate Loans be converted to Prime Rate Loans and Agent shall not be obligated to convert any such Eurodollar Rate Loans to Prime Rate Loans except as set forth in Sections 3.3(b) and (c) hereof or as Agent and all Tranche A Lenders shall otherwise agree.”

(b) Section 3.1(c) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(c) Unless Agent and the Tranche A Lenders shall otherwise agree, on the last day of each applicable Interest Period, each Eurodollar Rate Loan shall automatically continue as a Eurodollar Rate Loan with an Interest Period of one (1) month’s duration (or such other Interest Period as requested by Administrative Borrower in accordance with the terns of Section 3.1(b) hereof). At Agent’s option, upon notice by Agent to Administrative Borrower, any Eurodollar Rate Loans shall be converted to Prime Rate Loans upon the last day of the applicable Interest Period with respect to such Eurodollar Rate Loans or in the event that this Agreement shall terminate or not be renewed. Borrowers shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans pursuant to any of the foregoing.”

3. Minimum EBITDA. Section 9.17 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“9.17 Minimum EBITDA. Group and its Subsidiaries shall not permit the EBITDA of Group and its Subsidiaries for the three (3) fiscal month period ending on March 31, 2010 to be less than $0; provided, that, for purposes of this Section 9.17, the calculation of EBITDA shall not include the effects of any non cash accounting adjustments for FASB 133 or any non cash LIFO reserves.”

4. Fixed Charge Coverage Ratio. Section 9.18 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“9.18 Fixed Charge Coverage Ratio. The Fixed Charge Coverage Ratio of Group and its Subsidiaries (on a consolidated basis) for each period set forth below shall not be less than the ratio set forth below for each period set forth below:

Period	Fixed Charge Coverage Ratio
Six (6) fiscal months ending June 30, 2010	0.75: 1.0
Nine (9) fiscal months ending September 30, 2010	0.9: 1.0

Period	Fixed Charge Coverage Ratio
Twelve (12) fiscal months ending December 31, 2010 and each twelve (12) fiscal month period ending on the last day of each fiscal month thereafter	1.10: 1.0

provided, that, for purposes of this Section 9.18, the calculation of EBITDA in the determination of the Fixed Charge Coverage Ratio shall not include the effects of any non cash accounting adjustments for FASB 133 or any non cash LIFO reserves.”

5. Term.

(a) Section 13.1(a) of the Loan Agreement is hereby amended by deleting “a term ending on May 5, 2010” and replacing it with “a term ending on May 5, 2011.”

(b) Section 13.1(c) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(c) Borrowers shall pay to Agent, for the ratable benefit of the Tranche A Lenders, a fee in the amount of $500,000, which fee shall be fully earned and payable on May 1, 2011 unless prior to such date the Obligations have been paid and satisfied in full and this Agreement and the other Financing Agreements have been terminated in accordance with Section 13.1(a) hereof. The fee payable by Borrowers pursuant to this Section may be charged by Agent directly to any loan account of Borrowers.”

6. Amendment Fees. In addition to all other fees, charges, interest and expenses payable by Borrowers to Agent and Lenders under the Loan Agreement and the other Financing Agreements, (a) Borrowers shall pay to Agent, for the ratable benefit of the Tranche A Lenders, an amendment fee in the amount of $200,000, which fee shall be fully earned and payable on the Amendment No. 18 Effective Date and may be charged by Agent directly to any loan account of Borrowers, (b) Borrowers shall pay to Agent, for the ratable benefit of the Tranche C Lenders, an amendment fee in the amount of $28,199, which fee shall be fully earned and payable on the Amendment No. 18 Effective Date and may be charged by Agent directly to any loan account of Borrowers, and (c) Borrowers shall pay to Agent, for the ratable benefit of the Tranche D Lenders, an amendment fee in the amount of $123,083, which fee shall be fully earned and payable on the Amendment No. 18 Effective Date and may be charged by Agent directly to any loan account of Borrowers.

7. Additional Representations, Warranties and Covenants. Borrowers and Guarantors, jointly and severally, represent, warrant and covenant with and to Agent and Lenders as follows, which representations, warranties and covenants are continuing and shall survive the execution and delivery hereof, and the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of Loans by Lenders to Borrowers:

(a) This Amendment and the other Financing Agreements executed and/or delivered by any Borrower or Guarantor in connection herewith (together with this Amendment, the “Amendment Documents”) have been duly authorized, executed and delivered by all necessary action on the part of each Borrower and Guarantor which is a party hereto and, if necessary, their respective members or stockholders, as the case may be, and is in full force and effect as of the date hereof, as the case may be, and the agreements and obligations of Borrowers and Guarantors contained herein or therein constitute legal, valid and binding obligations of Borrowers and Guarantors enforceable against them in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (ii) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) As of the date hereof, all of the representations and warranties set forth in the Loan Agreement and the other Financing Agreements are true and correct in all material respects on and as of the date hereof as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

(c) Neither the execution, delivery and performance of this Amendment or any other Amendment Document, nor the consummation of any of the transactions contemplated herein or therein (i) are in contravention of law or any indenture, agreement or undertaking (including the Indenture) to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound, or (ii) violates any provision of the Certificate of Incorporation, Certificate of Formation, Operating Agreement, By-Laws or other governing documents of any Borrower or Guarantor.

(d) As of the date of this Amendment, no Default or Event of Default exists or has occurred and is continuing.

8. Conditions Precedent. The provisions contained herein shall be effective as of the date hereof, but only upon the satisfaction of each of the following conditions precedent, in a manner satisfactory to Agent:

(a) Agent shall have received an original of this Amendment, duly authorized, executed and delivered by Borrowers, Guarantors and all of the Lenders;

(b) all representations and warranties contained herein, in the Loan Agreement and in the other Financing Agreements shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date hereof and after giving effect hereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

(c) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms of this Amendment, the Loan Agreement or the other Financing Agreements or (ii) has or has a reasonable likelihood of having a Material Adverse Effect; and

(d) as of the date of this Amendment, no Default or Event of Default shall exist or shall have occurred and be continuing.

9. Effect of this Amendment; Entire Agreement. Except as expressly set forth herein, no other changes or modifications to the Financing Agreements are intended or implied, and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. This Amendment and any instruments or documents delivered or to be delivered in connection herewith, represent the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written. To the extent of conflict between the terms of this Amendment and the other Financing Agreements, the terms of this Amendment shall control. The Loan Agreement and this Amendment shall be read and construed as one agreement.

10. Further Assurances. The parties hereto shall execute and deliver such additional documents and take such additional action as may be reasonably necessary or desirable to effectuate the provisions and purposes of this Amendment.

11. Governing Law. The validity, interpretation and enforcement of this Amendment and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York (including, without limitation, Section 5-1401 of the New York General Obligations Law) but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

12. Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

13. Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment.

14. Counterparts. This Amendment may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. This Amendment may be executed and delivered by telecopier or other electronic method of transmission with the same force and effect as if it were a manually executed and delivered counterpart.

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IN WITNESS WHEREOF, Agent, Lenders, Borrowers and Guarantors have caused this Amendment to be duly executed as of the day and year first above written.

AGENT AND LENDERS

WACHOVIA BANK, NATIONAL ASSOCIATION, as Agent and as a Lender

By:
Name:
Title:

BANK OF AMERICA, N.A., as a Lender

By:
Name:
Title:

BURDALE FINANCIAL LIMITED, as a Lender

By:
Name:
Title:

By:
Name:
Title:

THE EMPLOYEES’ RETIREMENT SYSTEM OF ALABAMA, as a Lender

By:
Name:
Title:

THE TEACHERS’ RETIREMENT SYSTEM OF ALABAMA, as a Lender

By:
Name:
Title:

BALL METAL BEVERAGE CONTAINER CORP., as a Lender

By:
Name:
Title:

[Signature Page to Amendment No. 18 to

Amended and Restated Loan Agreement]

BORROWERS AND GUARANTORS

WISE ALLOYS LLC

By:
Name:
Title:

WISE RECYCLING, LLC

By:
Name:
Title:

WISE METALS GROUP LLC

By:
Name:
Title:

WISE ALLOYS FINANCE CORPORATION

By:
Name:
Title:

LISTERHILL TOTAL MAINTENANCE CENTER LLC

By:
Name:
Title:

WISE RECYCLING TEXAS, LLC

By:
Name:
Title:

WISE WAREHOUSING, LLC

By:
Name:
Title:

WISE RECYCLING WEST, LLC

By:
Name:
Title:

[Signature Page to Amendment No. 18 to

Amended and Restated Loan Agreement]